Exhibit 99.1

Consolidated Graphics

Financial Results–December Quarter - 3Q 2006 Conference Call

Wednesday, February 1, 2006

Financial Dynamics:

Thank you and good morning.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the third quarter ended December 31, 2005.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released third quarter financial results. I am very pleased with our results which once again included record top line performance as well as record diluted earnings per share.    Cash flow was also very strong.  Our performance reflects the success of our business model, which has enabled us to grow through acquisitions and leverage our leadership position in the industry to achieve organic growth reflecting increases in market share.  Later in the call, I will discuss our momentum with respect to acquisitions and also tell you how the Internet-based technology services we offer through CGXSolutions are helping to drive strong growth in national sales.

But first, our results. Revenues in the December quarter were $226.2 million, up $17.6 million from the same quarter a year ago. Adjusted for prior year election-related printing, this represents a 16% increase over the prior year.  This sales growth was driven by acquisitions, particularly our Kelmscott transaction last March, as well as internal growth of 1% for the quarter, excluding the prior year election-related revenues.

We were able to leverage our revenue growth into record quarterly diluted earnings per share of $.71 on the strength of a sequential improvement of 30 basis points in operating margin, which came in at 7.7% for the quarter.  This improvement primarily reflects our commitment and ability to control costs. For example, although we are a much larger company than we were at this time last year, G & A expense in the December quarter was actually down slightly from the September quarter and year-over-year, increased only 1% after adjusting for intangible asset amortization of $.8 million.

Briefly recapping nine-month results, sales are up 13% year-to-date to $657.1 million, and adjusted for prior year election-related printing, are up 17%.  Operating income rose 16% to $49.1 million, and operating margin is at 7.5% compared to 7.3% for the same period of last year.  Net income of $28.0 million, and diluted earnings per share of $1.98, are each up 16% from the nine-month period a year ago.

When you look at the numbers for the nine-month period, one thing is clear. Not only are we achieving healthy top-line growth but, more importantly, we have been very successful at leveraging our business model within a stable industry environment to produce an even larger rate of increase in profits. I would like to expand on several important aspects of our business model that are driving our strong performance, setting us apart from competitors and shaping our prospects for the future.

Last quarter I talked about the strong growth we have achieved in National Sales. That growth continues at an impressive pace. In the December quarter, National Sales rose 39% year-over-year, and represented 8% of our total sales. Overall, for the first nine months, we registered the same 39% growth in National Sales.

CGXSolutions, which uses state-of-the-art technology to provide a comprehensive suite of online communication solutions that complement our commercial printing business, has been a key element in the success of our National Sales efforts in recent periods. Because it is an important and rapidly increasing force in our growth going forward, I would like to illustrate the power of CGXSolutions with some metrics that we have not previously disclosed.  But first, it is important to understand how this business is evolving.

CGXSolutions began primarily as an online system to streamline the ordering and management of print materials. Those capabilities continue to create value for our customers and generate substantial print revenues for Consolidated Graphics. But CGXSolutions also has emerged as a powerful tool for marketers seeking to break through the clutter and win the battle for consumer “mind share” with sophisticated, highly targeted marketing campaigns.  There has been a fundamental shift from static direct mail to personalized relationship marketing, and Consolidated Graphics, with CGXSolutions and our unmatched national digital footprint, is helping our customers drive revenue and get their message to market faster and with greater results.

Today, the marketing departments of some of the nation’s most prominent businesses are using our technology, which we continue to upgrade to meet emerging needs, to manage databases and enable the creation of powerful, relationship marketing campaigns. But the technology is just part of the equation. The real power of CGXSolutions is the way the technology works with our extensive network of digital printing facilities and comprehensive fulfillment services, enabling our customers to single-source development, printing and distribution, and even track results of their one-to-one marketing strategies.

Our CGXSolutions team builds a unique online tool to serve each customer’s needs. Customers pay for development costs, but our primary goals for CGXSolutions are to add value for customers, build long-term relationships and generate new print business – especially business from new national accounts. We have been remarkably successful in achieving those goals as the statistics I am about to give you will illustrate.

Through secure but user-friendly web portals, our customers can access and execute their marketing programs involving print, as well as e-mail, personalized web site and text messaging, from virtually any location anywhere in the world on a 24/7 basis. In the December quarter, we transacted 29,518 individual commercial printing and print-on-demand orders through CGXSolutions technology, resulting in the generation of approximately $11.7 million of revenue, or 5% of our total revenues. This represents a 32% increase in transactions and a 41% increase in attributable revenue compared to the third quarter of last year.  Importantly, our in-place solutions and capabilities are scalable to sustain the growth we expect this technology will continue to drive.

I have one other statistic that does not have an associated dollar value but will give you a sense of the degree to which CGXSolutions is helping us grow and establish long-term relationships with many major companies. During the December quarter, we electronically received 17,631 individual fulfillment orders.  Fulfillment orders are distribution and shipping instructions principally for previously printed materials that we are warehousing for our customers.  Our technology offers them real-time access to inventory levels, order execution, order tracking, order history and re-order points.

CGXSolutions is particularly attractive to large national companies that purchase a great deal of printing, often for multiple locations around the country. While I can’t give you the names of specific customers, I can tell you that our largest CGXSolutions customers include many Fortune 1000 companies across a broad spectrum of industries, for example: a major insurance company, a significant diversified industrial company, a large telecommunications company and a rapidly-growing specialty retail company.  Our most recent national account win is with a large franchiser of consumer services.

In summary, our suite of e-commerce capabilities offered through CGXSolutions enables customers to streamline print procurement, improve inventory tracking, enhance the effectiveness of their marketing campaigns, and measure their results. Once in place, this powerful, high-tech tool, coupled with our national footprint, provides a level of convenience, efficiency and service that our competitors cannot match. I truly believe we’re just getting started in the development of National Sales and the Internet-based capabilities of CGXSolutions are a major reason why. That’s the bottom line.

In addition, we are also successfully executing on the component of our business strategy to significantly grow our market share through acquisitions. Looking at the recent impact of our acquisitions, the top line contribution was $29.0 million in the December quarter and $88.4 million for the first nine months. The seven companies acquired in the Kelmscott transaction last March accounted for most of this amount, and I continue to be very pleased with their performance in terms of both sales and profitability since joining our Company.  Beyond all else, I think this transaction demonstrates not only our unique ability to identify and execute high-quality acquisition opportunities, but also that any perception that there is a highdegree of “integration risk” involving our acquisition strategy is just not accurate.

More recently, in November we completed the acquisition of Graphcom in Atlanta, which will more than double our market presence in this key national accounts market.  We also announced a letter-of-intent to acquire Nies/Artcraft, a premier commercial printing business in St. Louis, opening a new market for us.  We expect this transaction to close shortly as certain required third-party approvals were recently obtained.

With industry conditions largely stabilizing, we expect the pace of acquisition activity to be increasing and, as previously announced, we recently added a very experienced M & A professional to our team. We were also recently featured on the cover of the industry’s leading trade publication – Printing Impressions - with an accompanying article entitled “Acquiring Minds”.  A copy of the article is posted on our website at www.cgx.com.  All of these factors – industry conditions, the efforts of our M & A team, and the publicity - are resulting in us seeing a growing number of attractive acquisition opportunities.  It has been several years since we disclosed the depth of our acquisition pipeline; however, I think it is now appropriate in light of the momentum we are experiencing. We currently are in active negotiation with companies that have aggregate annual revenues in excess of $100 million. In addition, we have signed confidentiality agreements and are in initial discussions with companies that have aggregate annual revenues in excess of $300 million.

Of course, these statistics are not intended to be projections. We remain very disciplined in our evaluation of acquisition prospects, focusing on well-run, highly regarded general commercial printing companies in both new and existing markets. We can’t predict how many of these discussions will lead to acquisitions. However, a pipeline of this size demonstrates both our strong commitment to growth through acquisitions and the improving climate for acquisitions. We will continue our practice of reporting new transactions as letters of intent are executed.

In addition to good judgment and the benefit of years of experience, the ability to execute a successful acquisition strategy requires a strong balance sheet, which we also have. Our strong balance sheet derives from our very strong levels of cash flow, as Chris will discuss in a moment, giving us numerous competitive advantages. In addition to execution of our acquisition strategy, a strong balance sheet enables us to invest in new technology and equipment to serve the growing and increasingly complex demands of our customers.

Capital expenditures in the December quarter were $3.5 million, bringing our total capital expenditures for the year to $15.2 million.  Mostly due to timing matters, our capital expenditures in the quarter were less than previously projected and for the full year we now project a total of $30 million, down from our previous projection of $35 million.  While this has the benefit of increasing our reported amounts of free cash flow, be assured we continue to make each and every warranted investment in our operations.

Another competitive advantage that our strong balance sheet enables is the ability to invest in the development of our future leaders.  Our Leadership Development Program continues to grow and most importantly provide us with highly qualified candidates for succession into leadership positions in our operating companies.  I am pleased to report that 15 of our company presidents, representing 21% of our 70 total companies, are graduates of our Leadership Development Program.  As a group, they are doing a great job, better than the overall average performance of our business.  Unquestionably, our future is stronger and brighter because of this program.

Finally, in addition to acquisitions, capital expenditures and development of our future leaders, our strong balance sheet gives us financial flexibility – specifically to execute a share repurchase program should we deem it to be appropriate.  In the December quarter, we repurchased and retired 6,200 shares at an average price of $39.50 for a total of $.2 million.  Combined with the repurchases of our stock in the September quarter totaling 164,100 shares and $6.4 million, we have now repurchased slightly more than 1% of our previously outstanding shares.  While there are no assurances that we will make any further repurchases, we will continue to evaluate the possibility based on the performance of our stock, cash flow levels and alternate investment opportunities.  We have board authorization to repurchase shares up to an additional $33.3 million and bank authorization to repurchase shares up to an additional $68.3 million.

Looking ahead to the March quarter, we expect sales and diluted earnings per share to be slightly lower than in the December quarter, due to a normal seasonal effect. We are projecting revenues of $220 million for the March quarter, which would be an 11% increase over revenues for the same quarter of last year.  Overall, we expect to report $.70 in diluted earnings per share, representing a year over year increase of 17%.  I will now turn the call over to Chris Colville to provide you with additional financial information.

Chris Colville

Thank you Joe and good morning.

Joe referred to our strong balance sheet in his remarks.  We have a very low debt level relative to both our total capitalization and to our earnings performance. Total debt at December 31, 2005, was $87.4 million, or 22.1%, of our total capitalization.  This is a decrease of $18.4 million from September and a decrease of $32.1 million, or 27% since the end of our prior fiscal year, even after considering the $6.8 million spent on acquisitions, $15.2 million of capital expenditures and $6.7 million of stock repurchases we have made.

At December 31, 2005, our debt consisted of $37.5 million of floating rate bank debt bearing interest at 6.0%, a total of $34.5 million of fixed rate term equipment notes bearing interest at a weighted average rate of 5.4% and $15.4 million of various other debt obligations.  Unused capacity on our primary bank revolving credit facility was $112.6 million, and our pricing on that facility remains at 125 basis points over LIBOR.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations and the basis for our use, of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA and EBITDA Margin and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the December quarter was $29.9 million, up $1.4 million, or 5%, from a year ago and representing an EBITDA margin of 13.2%.  EBITDA for the last twelve months totaled $108.7 million, representing a 12.7% EBITDA margin.  At our projected earnings level of $.70 diluted earnings per share in the March quarter, EBITDA is projected to be $29 million, resulting in full year EBITDA of $113 million.

We had an outstanding quarter in terms of cash flow from operations, which was $28.9 million, above our prior projections for the December quarter. Free cash flow also was above our expectations at $25.4 million, reflecting, in part, the lower-than-expected capital expenditures that Joe mentioned. For the last twelve months, free cash flow was $60.1 million.  As a reminder, this amount is net of new investments in technology and equipment totaling $23.4 million over the last four quarters, as ensuring that our companies maintain their competitive technology advantage remains a key strategy for us.

In the upcoming March quarter, we project operating cash flow to be lower, primarily due to the effects of payroll cycles as we have discussed on prior conference calls and some expected seasonal fluctuation in working capital.  Our projection for the quarter is from $15 to $17 million, resulting in operating cash flow for the year of $75 to $77 million, compared to $75.2 million in fiscal 2005. Net of expected capital expenditures totaling $15 million, free cash flow in the March quarter is expected to be between $0 and $2 million, resulting in $45 to $47 million of free cash flow for the year, which compares favorably with $48.2 million in fiscal 2005.

Filling in for you the remaining components of our projections for the March quarter, we project operating margins at 7.8%, interest expense of $1.4 million and no sequential change in our effective tax rate from 37.3%.  We are using a weighted average of 14.2 million fully diluted shares outstanding in our projections.  Fluctuations in our stock price, which impact the treasury stock method of accounting for stock options and/or additional share repurchases, could impact the actual number of fully diluted shares outstanding in the quarter. Our projections do not include any contribution from the pending acquisition of Nies/Artcraft or any other acquisition in the quarter. However, we are on track to complete the Nies/Artcraft acquisition in the very near future. Depending on the timing, that acquisition is expected to be additive to the guidance we are providing today for both revenue and diluted earnings per share.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris.  In summary, we are extremely pleased with our financial performance during the third quarter. We are very optimistic about our ability to continue growing the top-line and leveraging our business model to improve operating margins and achieve even greater growth in profits. As our comments reflect, our unique CGXSolutions platform has added a high-tech element that is driving superior growth in our traditional commercial printing business, creating new sources of revenue and providing us with a competitive advantage, particularly with respect to winning national accounts. We have substantial momentum in our strategy of growing through acquisitions and a promising pipeline of acquisition candidates. With an unmatched national footprint, a superior business model and a stronger balance sheet than most of our competition, we are in an excellent position to lead the industry in generating long term growth in sales and profits.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you.  As I stated earlier, we are very pleased with our December quarter results.  We remain focused on generating additional growth in sales and profits and expanding our leadership position in the industry. We appreciate the continued support of our customers, our employees and our shareholders, and we look forward to reporting back to you next quarter.